Cohen Fund Audit Services, Ltd. 1350 Euclid Ave., Suite 800 Cleveland, OH 44115-1877 www.cohenfund.com	216.649.1700 216.579.0111 fax

February 28, 2013

To the Audit Committee
The Berkshire Funds

We have audited the financial statements of the Berkshire Focus Fund (the "Fund"), a series of The Berkshire Funds, as of and for the year ended December 31, 2012, and have issued our report thereon dated February 28, 2013.  Professional standards require that we provide you with the following information related to our audit.

Our Responsibility under Public Company Accounting Oversight Board (PCAOB) Standards

As stated in our engagement letter dated December 17, 2011, our responsibility, as described by professional standards, is to plan and perform our audit to obtain reasonable, but not absolute, assurance about whether the financial statements are free of material misstatement and are fairly presented in accordance with U.S. generally accepted accounting principles.  Because an audit is designed to provide reasonable, but not absolute, assurance, and because we did not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us.

Critical Accounting Policies and Practices

Management is responsible for the selection and use of appropriate accounting policies.  In accordance with the terms of our engagement letter, we will advise management about the appropriateness of accounting policies and their application.  The critical accounting policies used by the Fund are described in Note 2 to the financial statements.  No new accounting policies were adopted and the application of existing policies was not changed during the current year.  We noted no transactions entered into by the Fund during the year that were both significant and unusual, and of which, under professional standards, we are required to inform you, or transactions for which there is a lack of authoritative guidance or consensus.

Qualitv of the Fund's Accounting Principles

Management is responsible not only for the appropriateness of the accounting policies and practices, but also for the quality of such policies and practices.  The quality includes the consistency of the accounting policies and their application, the clarity and completeness of the financial statements, and includes items that have a significant impact on the representational faithfulness, verifiability, and neutrality of the accounting information included in the financial statements.

Management's Judgment and Accounting Estimates

Accounting estimates are an integral part of the financial statements prepared by management and are based on management's knowledge and experience about past and current events and assumptions about future events.

Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected.

To the Audit Committee
The Berkshire Funds	Page 2

We evaluated the key factors and assumptions used to develop accounting estimates in determining that they are reasonable in relation to the financial statements taken as a whole.

Audit Adjustments

For purposes of this letter, professional standards define an audit adjustment as a proposed correction of the financial statements that, in our judgment, may not have been detected except through our auditing procedures.

An audit adjustment mayor may not indicate matters that could have a significant effect on the Fund's financial reporting process (that is, cause future financial statements to be materially misstated).  In our judgment, we proposed no audit adjustments, whether recorded or unrecorded by the Fund, either individually or in the aggregate, which indicate matters that could have a significant effect on the Fund's financial reporting process.

Disagreements with Management

For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting, reporting, or auditing matter that could be significant to the financial statements or the auditor's report.  We are pleased to report that no such disagreements arose during the course of our audit.

Consultations with Other Independent Accountants

In some cases, management may decide to consult with other accountants about auditing and accounting matters, similar to obtaining a "second opinion" on certain situations.  If a consultation involves application of an accounting principle to the Fund's financial statements or a determination of the type of auditor's opinion that may be expressed on those statements, our professional standards require the consulting accountant to check with us to determine that the consultant has all the relevant facts.  To our knowledge, there were no such consultations with other accountants.

Issues Discussed Prior to Retention of Independent Auditors

We generally discuss a variety of matters, including the application of accounting principles and auditing standards, with management each year prior to retention as the Fund's auditors.  However, these discussions occurred in the normal course of our professional relationship and our responses were not a condition to our retention.

Difficulties Encountered in Performing the Audit

We encountered no significant difficulties in dealing with management in performing our audit.

To the Audit Committee
The Berkshire Funds	Page 3

Other Information in Documents Containing Audited Financial Statements

The Fund's audited financial statements are included in its annual report.  Our responsibility for other information contained in the annual report does not extend beyond the financial information identified in our audit report.' We do not have an obligation to perform any procedures to corroborate the other information contained in the annual report.  However, we read the other information and considered whether such information, or the manner of its presentation, was materially inconsistent with information, or the manner of its presentation, appearing in the financial statements.  Nothing came to our attention that caused us to believe that such information, or its manner of presentation, was materially inconsistent with the information, or manner of its presentation, appearing in the financial statements.

This information is intended solely for the use of the Audit Committee, Board of Trustees, and management of the Fund and is not intended to be, and should not be, used by anyone other than those specified parties.

COHEN FUND AUDIT SERVICES, LTD.
Certified Public Accountants